EXHIBIT 11

                      CENTURY TELEPHONE ENTERPRISES, INC.
                      COMPUTATIONS OF EARNINGS PER SHARE
                                  (UNAUDITED)

                                                    Three months
                                                   ended March 31
                                                ---------------------
                                                   1994      1993
                                                ---------- ----------
                                               (expressed in thousands,
                                               except per share amounts)


Net income                                       $19,201    15,740
Preferred stock dividend requirements                (13)       (6)
                                                 --------  --------
Net income applicable to common stock             19,188    15,734
Dividends applicable to Series H and
 Series K Preferred Stock                             13         6

Interest on 6% convertible debentures
 and amortization of deferred debt
 costs incurred in connection with
 the issuance of the debentures, net
 of taxes                                          1,146     1,164
                                                 --------  --------
Net income as adjusted for purposes of
 computing fully diluted earnings per
 share                                           $20,347    16,904
                                                 ========  ========
Weighted average number of shares:
  Outstanding during period                       52,296    48,938
  Common stock equivalent shares                     521       720
                                                 --------  --------
Shares for computing primary
 earnings per share                               52,817    49,658

Incremental common shares attributable
 to additional dilutive effect of
 convertible securities                            4,661     4,802
                                                 --------  --------
Shares as adjusted for purposes of
 computing fully diluted earnings
 per share                                        57,478    54,460
                                                 ========  =======
Earnings per average common share                $   .37       .32
                                                 ========  ========
Primary earnings per share                       $   .36       .32
                                                 ========  ========
Fully diluted earnings per share                 $   .35       .31
                                                 ========  ========